Filed Pursuant to Rule 424(b)(3)
File No. 333-151827
PROSPECTUS SUPPLEMENT (DISCLOSURE REPORT NO. 1)
TO PROSPECTUS DATED JANUARY 7, 2011
LendingClub Corporation
Member Payment Dependent Notes
This prospectus supplement supplements and amends the prospectus dated January 7, 2011 (the Prospectus), which was part of Post Effective Amendment #9 and filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the SEC), by increasing the maximum loan size from $25,000 to $35,000 and revising the sub-grade modifiers based upon loan amount/loan guidance.
The Prospectus (as supplemented by prior supplements) and this prospectus supplement relate to up to $600,000,000 in principal amount of Member Payment Dependent Notes (the Notes) to be issued by LendingClub Corporation (LendingClub). We will issue the Notes in series and each series will correspond to a single consumer loan originated through our platform to one of our borrower members. In the Prospectus (as supplemented by prior supplements) and this prospectus supplement, we refer to these consumer loans generally as “member loans.” The terms of the Notes are as set forth in the Prospectus (as supplemented by prior supplements).
You should read this prospectus supplement together with the Prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus or any prior prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus (as supplemented by prior supplements), including all amendments and supplements thereto.
This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 13 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus supplement is February 3, 2011.

Increase in Maximum Loan Size and Change to sub-grade modifiers for loan amount/loan guidance
Currently, the maximum loan size offered through the Lending Club platform is $25,000. Effective February 4, 2011 (the “Effective Date”), the maximum loan size offered through the Lending Club platform will be $35,000. Therefore, as of the Effective Date, all references in the Prospectus to:
•	“$1,000-$25,000” shall be deemed to be revised to be “$1,000-$35,000” and
•	“maximum loan amount” (or words of similar effect) of “$25,000” shall be deemed to be revised to “$35,000”
In addition, in connection with the increase in maximum loan size, the sub-grade modifiers related to loan guidance are also being revised.
The loan guidance modifier table on page 36 of the Prospectus:

Loan Amount/Guidance Limit	Modifier
0-24%	0
25%-49%	0
50%-74%	-1
75%-99%	-2
100%-124%	-6
125%-149%	-8
150%-174%	-10
175% -199	-12
200%-224%	-14
225%-249%	-16
250%-300%+	-18
is amended and restated in its entirety to read as follows:

Loan Amount/Guidance Limit	Modifier
0-24%	0
25%-49%	0
50%-74%	-1
75%-99%	-2
100%-124%	-6
125%-149%	-8
150%-174%	-10
175% or more	-12

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